Exhibit 99.3

                         ANNUAL STATEMENT OF COMPLIANCE


                   OFFICER'S CERTIFICATE OF THE ADMINISTRATOR

In compliance with Section 3(a) of the Administration Agreement (the "Agreement") among Nelnet Student Loan Trust 2004-3, as Issuer, Wilmington Trust Company, as Delaware Trustee, Zions First National Bank, as Indenture Trustee, and NELN, Inc., as Administrator, dated as of July 1, 2004, I, Terry J. Heimes, certify that:

     1. A review of the activities of the Administrator during the preceding 12-month period and of its performance under this Agreement has been made under my supervision; and

     2. Based on my knowledge of such review, the Administrator has fulfilled its obligations in all material respects under this Agreement.


December 31, 2005




By:     /s/ Terry J. Heimes
        --------------------------------
        Terry J. Heimes
        Chief Financial Officer,
        Treasurer,
        NELN, Inc.